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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1 )*

                               Novoste Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   00067010C1
                    --------------------------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 1 of 18 Pages

-----------------------                                  ---------------------
  CUSIP NO. 00067010C1                  13G                PAGE 2 OF 18 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Advanced Technology Ventures IV, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          594,043 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          594,043 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      594,043 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      7.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 2 of 18 pages

-----------------------                                  ---------------------
  CUSIP NO. 00067010C1                  13G                PAGE 3 OF 18 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      ATV Associates IV, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          594,043 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          594,043 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      594,043 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      7.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 3 of 18 pages

-----------------------                                  ---------------------
  CUSIP NO. 00067010C1                  13G                PAGE 4 OF 18 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Albert E. Paladino

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          594,043 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          594,043 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      594,043 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      7.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 4 of 18 pages

-----------------------                                  ---------------------
  CUSIP NO. 00067010C1                  13G                PAGE 5 OF 18 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Pieter J. Schiller

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          594,043 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          594,043 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      594,043 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      7.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 5 of 18 pages

-----------------------                                  ---------------------
  CUSIP NO. 00067010C1                  13G                PAGE 6 OF 18 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Jos C. Henkens

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          594,043 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          594,043 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      594,043 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      7.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 6 of 18 pages

-----------------------                                  ---------------------
  CUSIP NO. 00067010C1                  13G                PAGE 7 OF 18 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Steven N. Baloff

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          594,043 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          594,043 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      594,043 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      7.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 7 of 18 pages

-----------------------                                  ---------------------
  CUSIP NO. 00067010C1                  13G                PAGE 8 OF 18 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Michael E. Frank

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          594,043 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          594,043 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      594,043 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      7.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 8 of 18 pages

                              Schedule 13G



Item 1(a).  Name of Issuer:  Novoste Corporation
            --------------

Item 1(b).  Address of Issuer's Principal Executive Offices:
            -----------------------------------------------
            4350-C International Blvd., Norcross, GA  30093.

Item 2(a).  Names of Persons Filing:  Advanced Technology
            -----------------------
            Ventures IV, L.P., ATV Associates IV, L.P.,
            Albert E. Paladino, Pieter J. Schiller, Jos C.
            Henkens, Steven N. Baloff and Michael E. Frank.

            ATV Associates IV, L.P. is the sole general partner of Advanced Technology Ventures IV,
            L.P.  Messrs. Paladino, Schiller, Henkens,
            Baloff and Frank are individual general
            partners of ATV Associates IV, L.P.

Item 2(b).  Address of Principal Business Office or, if None, Residence:
            -----------------------------------------------------------

            The address of the principal business office of Advanced Technology Ventures IV, L.P., ATV Associates IV, L.P., Albert E. Paladino, Pieter J. Schiller and Michael E. Frank is 281 Winter Street, Waltham, MA 02154. The address of Jos C. Henkens and Steven N. Baloff is 485 Ramona Street, Suite 200, Palo Alto, California 94301.


Item 2(c).  Citizenship: Advanced Technology Ventures IV, L.P. and ATV
            -----------
            Associates IV, L.P. are limited partnerships organized under the laws of the State of Delaware. Each of Messrs. Paladino, Schiller, Henkens, Baloff and Frank is a United States citizen.

Item 2(d).  Title of Class of Securities: Common Stock, $.01 par value per share
            ----------------------------

Item 2(e).  CUSIP Number:     00067010C1
            ------------

Item        3. If this statement if filed pursuant to Rules 13d-1(b), or
            ------------------------------------------------------------
            13d-2(b), check whether the person filing is a:
            ----------------------------------------------

            (a) [_] Broker or Dealer registered under Section 15 of the Securities Exchange Act of 1934 (the "Act").

            (b) [_]     Bank as defined in Section 3(a)(6) of the Act.

            (c) [_]     Insurance Company as defined in Section 3(a)(19) of the
                        Act.



                              Page 9 of 18 Pages

            (d) [_] Investment Company registered under Section 8 of the Investment Company Act of 1940.

            (e) [_] Investment Advisor registered under Section 203 of the Investment Advisers Act of 1940.

            (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(f) of the Act.

            (g) [_] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) of the Act.

            (h) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of the Act.

       Not Applicable.

Item 4.     Ownership.
            ---------

            (a)    Amount Beneficially Owned

                    Each of Advanced Technology Ventures IV, L.P., ATV Associates IV, L.P. (individually an "Entity" and collectively the "Entities"), Albert E. Paladino, Pieter J. Schiller, Jos C. Henkens, Steven N. Baloff and Michael E. Frank may be deemed to own beneficially 594,043 shares of Common Stock as of December 31, 1997.

                    As of December 31, 1997, Advanced Technology Ventures IV, L.P. was the record owner of 594,043 shares of Common Stock. (The shares held of record by Advanced Technology Ventures IV, L.P. are referred to herein collectively as the "Record Shares"). By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the Record Shares. Hence, each Entity may be deemed to own beneficially 594,043 shares of Common Stock. In their capacities as individual general partners of ATV Associates IV, L.P., each of Messrs. Paladino, Schiller, Henkens, Baloff and Frank may be deemed to own beneficially 594,043 shares of Common Stock.



                              Page 10 of 18 pages

          (b)    Percent of Class:

                  Advanced Technology Ventures IV, L.P.: 7.0%
                  ATV Associates IV, L.P.:  7.0%
                  Albert E. Paladino:  7.0%
                  Pieter J. Schiller:  7.0%
                  Jos C. Henkens:  7.0%
                  Steven N. Baloff:  7.0%
                  Michael E. Frank:  7.0%

                  The foregoing percentages are calculated based on the 8,524,925 shares of Common Stock reported to be outstanding as of October 16, 1997 in the Form 10Q as filed with the SEC for the quarterly period ended September 30, 1997.

          (c)    Number of shares as to which such person has:

                 (i)      sole power to vote or to direct the vote:

                          Advanced Technology Ventures IV, L.P.: 0 shares ATV Associates IV, L.P.: 0 shares
                          Albert E. Paladino:  0 shares
                          Pieter J. Schiller:  0 shares
                          Jos C. Henkens:  0 shares
                          Steven N. Baloff:  0 shares
                          Michael E. Frank:  0 shares


                 (ii)     shared power to vote or to direct the vote:

                          Advanced Technology Ventures IV, L.P.: 594,043 shares ATV Associates IV, L.P.: 594,043 shares
                          Albert E. Paladino: 594,043 shares
                          Pieter J. Schiller: 594,043 shares
                          Jos C. Henkens: 594,043 shares
                          Steven N. Baloff: 594,043 shares
                          Michael E. Frank: 594,043 shares

                 (iii)    sole power to dispose or direct the disposition:

                          Advanced Technology Ventures IV, L.P.: 0 shares ATV Associates IV, L.P.: 0 shares
                          Albert E. Paladino:  0 shares
                          Pieter J. Schiller:  0 shares
                          Jos C. Henkens:  0 shares
                          Steven N. Baloff:  0 shares
                          Michael E. Frank:  0 shares



                              Page 11 of 18 pages

                 (iv)     shared power to dispose or direct the disposition:

                          Advanced Technology Ventures IV, L.P.: 594,043 shares ATV Associates IV, L.P.: 594,043 shares
                          Albert E. Paladino: 594,043 shares
                          Pieter J. Schiller: 594,043 shares
                          Jos C. Henkens: 594,043 shares
                          Steven N. Baloff: 594,043 shares
                          Michael E. Frank: 594,043

            Each reporting person expressly disclaims beneficial ownership of any shares of Common Stock of Novoste Corporation, except in the case of Advanced Technology Ventures IV, L.P. for the 594,043 shares which it holds of record.

Item 5.     Ownership of Five Percent or Less of a Class.
            --------------------------------------------

            Not Applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.
            ---------------------------------------------------------------

            Not Applicable.

Item 7.     Identification and Classification of the Subsidiary which Acquired
            ------------------------------------------------------------------
            the Security Being Reported on By the Parent Holding Company.
            ------------------------------------------------------------

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group.
            ---------------------------------------------------------

            Not Applicable. The Reporting Persons expressly disclaim membership in a "group" within the meaning of Regulation 13D.

Item 9.     Notice of Dissolution of Group.
            ------------------------------

            Not Applicable.

Item 10.    Certification.
            -------------

            Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).


                              Page 12 of 18 pages

                                SIGNATURES
                                ----------


   After reasonable inquiry and to the best of my knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement set forth as Exhibit 1 hereto.

Date: February 10, 1998


ADVANCED TECHNOLOGY VENTURES IV, L.P.

By:  ATV Associates IV, L.P.

By:  /s/ Pieter J. Schiller
     ---------------------------------------------
     Pieter J. Schiller,
     General Partner


ATV ASSOCIATES IV, L.P.

By:  /s/ Pieter J. Schiller
     ---------------------------------------------
     Pieter J. Schiller,
     General Partner


/s/ Pieter J. Schiller
--------------------------------------------------
Pieter J. Schiller


                     *
--------------------------------------------------
Albert E. Paladino


                     *
--------------------------------------------------
Jos C. Henkens


                     *
--------------------------------------------------
Steven N. Baloff


                     *
--------------------------------------------------
Michael E. Frank


                                          *By: /s/ Pieter J. Schiller
                                              ----------------------------------
                                              Pieter J. Schiller
                                              Attorney-in-Fact


--------------------------------------------------------------------------------
      This Schedule 13G is executed pursuant to an executed Power of Attorney, which is attached hereto as Exhibit 2.
                            ---------




                              Page 13 of 18 pages

                                                                   EXHIBIT 1
                                                                   ---------


                                   AGREEMENT
                                   ---------

   Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Novoste Corporation.

   This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Date: February 10, 1998

ADVANCED TECHNOLOGY VENTURES IV, L.P.

By:  ATV Associates IV, L.P.

By:  /s/ Pieter J. Schiller                              *
    --------------------------------      --------------------------------
    Pieter J. Schiller,                   Steven N. Baloff
    General Partner


ATV ASSOCIATES IV, L.P.

By:  /s/ Pieter J. Schiller                              *
    --------------------------------      --------------------------------
    Pieter J. Schiller,                   Michael E. Frank
    General Partner


/s/ Pieter J. Schiller
------------------------------------
Pieter J. Schiller


                 *
------------------------------------
Albert E. Paladino


                 *
------------------------------------
Jos C. Henkens


                                          *By: /s/ Pieter J. Schiller
                                              ----------------------------------
                                              Pieter J. Schiller
                                              Attorney-in-Fact



--------------------------------------------------------------------------------
      This Agreement is executed pursuant to an executed Power of Attorney, which is attached hereto as Exhibit 2.
                            ---------


                              Page 14 of 18 pages

                                                                       EXHIBIT 2
                                                                       ---------


                            POWER OF ATTORNEY


      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Pieter J. Schiller his true and lawful attorney-in fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to Section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1998.


By: /s/ Albert E. Paladino
    -----------------------------------
    Albert E. Paladino


By:
    -----------------------------------
    Jos C. Henkens


By:
    -----------------------------------
    Steven N. Baloff


By:
    -----------------------------------
    Michael E. Frank




                              Page 15 of 18 pages

                                                                       EXHIBIT 2
                                                                       ---------


                            POWER OF ATTORNEY


      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Peter J. Schiller his true and lawful attorney-in fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to Section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1998.



By:
    -----------------------------------
    Albert E. Paladino


By: /s/ Jos C. Henkens
    -----------------------------------
    Jos C. Henkens


By:
    -----------------------------------
    Steven N. Baloff


By:
    -----------------------------------
    Michael E. Frank


                              Page 16 of 18 pages

                                                                       EXHIBIT 2
                                                                       ---------


                            POWER OF ATTORNEY


      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Peter J. Schiller his true and lawful attorney-in fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to Section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1998.



By:
    -----------------------------------
    Albert E. Paladino


By:
    -----------------------------------
    Jos C. Henkens


By: /s/ Steven N. Baloff
    -----------------------------------
    Steven N. Baloff


By:
    -----------------------------------
    Michael E. Frank




                              Page 17 of 18 pages

                                                                       EXHIBIT 2
                                                                       ---------


                            POWER OF ATTORNEY


      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Peter J. Schiller his true and lawful attorney-in fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to Section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1998.



By:
    -----------------------------------
    Albert E. Paladino


By:
    -----------------------------------
    Jos C. Henkens


By:
    -----------------------------------
    Steven N. Baloff


By: /s/ Michael E. Frank
    -----------------------------------
    Michael E. Frank


                              Page 18 of 18 pages